Exhibit 99.1

KINGSWAY ANNOUNCES RECEIPT OF NOTIFICATION LETTERS FROM NYSE

Itasca, Illinois (April 21, 2020) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced it received notice from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with NYSE listing standard 802.01E because it had not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”). NYSE has informed the Company it will closely monitor the status of Kingsway’s late filing and related public disclosures for up to a six-month period from its due date. Kingsway will continue to work with its auditors with the objective of filing its 2019 Form 10-K as soon as practicable.

The Company also today announced that it received a notice from NYSE that the Company is not in compliance with NYSE listing standard 802.01B because its average global market capitalization over a consecutive 30 trading-day period is less than $50,000,000 and stockholders’ equity is less than $50,000,000. NYSE has informed the Company that it may submit a plan advising NYSE of how the Company will become compliant with the applicable listing standard within 18 months. The Company intends to submit such a plan to NYSE as soon as reasonably practicable. If the plan is accepted, NYSE has advised that it will not initiate suspension and delisting procedures but will monitor the Company’s compliance with the plan on a quarterly basis.
About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated in the Company’s subsequent Quarterly Reports on Form 10-Q. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of its 2018 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.